EQUIPMENT LINE NOTE

$1,500,000.00                                 Manchester, New Hampshire                                             June 30, 2004

FOR VALUE RECEIVED, the undersigned (the "Borrower") HEREBY PROMISES TO PAY to the order of CITIZENS BANK NEW HAMPSHIRE ("Lender"), at the offices of FLEET NATIONAL BANK, a national banking association organized under the laws of the United States of America, as Agent for Lenders ("Agent"), with an address of Mail Stop MA5-100-09-08, 100 Federal Street, Boston, Massachusetts 02110, or at such other place as Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of ONE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($1,500,000.00) or, if less, the aggregate unpaid amount of all Equipment Line Advances made to the Borrower under the Credit Agreement (as hereinafter defined) by Lender. All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement or in Annex A thereto.

This Equipment Line Note is one of the Equipment Line Notes issued pursuant to that certain Second Amended and Restated Credit Agreement dated as of June 30, 2004 by and among the Borrower, Agent, Lender and the other Persons signatory thereto from time to time as Lenders (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the "Credit Agreement"), and is entitled to the benefit and security of the Credit Agreement, the Security Agreement and all of the other Loan Documents referred to therein. Reference is hereby made to the Credit Agreement for a statement of all of the terms and conditions under which the Loans evidenced hereby are made and are to be repaid. The date and amount of each Equipment Line Advance made by Lender to the Borrower, the rates of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by Agent on its books; provided that the failure of Agent to make any such recordation shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Credit Agreement or this Note in respect of the Equipment Line Advances made by Lender to the Borrower.

This Equipment Line Note and the other Equipment Line Note of even date herewith executed by Borrower (the "Other Note"), are issued in substitution and replacement for the Equipment Line Notes dated August 30, 2002 issued by Green Mountain Coffee Roasters, Inc., a Vermont corporation, and Green Mountain Coffee Roasters Franchising Corporation, a Delaware corporation, (both corporations have subsequently been merged into the undersigned) to Fleet National Bank and Banknorth, N.A. (the "Prior Notes"). The indebtedness originally evidenced by the Prior Notes is a continuing indebtedness now evidenced by this Equipment Line Note and the Other Note, and nothing herein contained shall be construed to deem such Prior Notes paid, or to release or terminate any lien, mortgage or security interest given to secure such Prior Notes.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Credit Agreement, the terms of which are hereby incorporated herein by reference. Interest hereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Credit Agreement.

If any payment on this Equipment Line Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Upon and after the occurrence of any Event of Default, this Equipment Line Note may, as provided in the Credit Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

Time is of the essence of this Equipment Line Note. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrower.

Except as provided in the Credit Agreement, this Equipment Line Note may not be assigned by Lender to any Person.

Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or other security document, Borrower will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise of like tenor.

THIS EQUIPMENT LINE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW HAMPSHIRE APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has executed and delivered this Equipment Line Note as of the date first set forth above.

BORROWER:

                                                                                     GREEN MOUNTAIN COFFEE ROASTERS, INC.

s/ Kimberly Swanson                                                     By: s/ Frances G. Rathke
Witness                                                                         Frances G. Rathke
                                                                                     Chief Financial Officer